As filed with the Securities and Exchange Commission on May 6, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIATRIS INC.

(Exact name of registrant as specified in its charter)

Delaware	83-4364296
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

(724) 514-1800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian Roman

Global General Counsel

Viatris Inc.

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

(724) 514-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas D. Salus Assistant Secretary Viatris Inc. 1000 Mylan Boulevard Canonsburg, Pennsylvania 15317 (724) 514-1800	William V. Fogg Matthew G. Jones Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS

VIATRIS INC.

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

60,000,000 Shares of Common Stock

The Viatris Inc. Dividend Reinvestment and Share Purchase Plan (the “Plan”) provides existing stockholders of Viatris Inc. an opportunity to purchase additional shares of our common stock. Stockholders who opt to participate in the Plan may:

•	Reinvest all or a portion of cash dividends paid on their shares of our common stock to purchase shares of our common stock.

•

Invest in shares of our common stock by making optional cash investments, subject to the terms of the Plan, of at least $25 per payment. Cash investments are limited to a maximum of $200,000 per calendar year, per participant.

•	Sell shares of our common stock credited to their Plan accounts through the Plan.

Reinvested cash dividends on shares of our common stock and cash investments under the Plan will be used to purchase shares of our common stock, which, at our option, either will be (1) newly issued or treasury shares purchased by American Stock Transfer & Trust Company, LLC (“AST”) from us or (2) purchased on behalf of Plan participants in the open market or in privately negotiated transactions by an independent agent appointed by AST (the “Independent Agent”). As of the date of this prospectus, we intend that shares to be purchased for participants under the Plan will be newly issued or, if available, treasury shares, but we may change the source of shares at any time without notice to you, subject to legal restrictions on how often we change the source of shares. See Question 13 under “Description of the Plan.”

The price of shares purchased under the Plan will be calculated differently depending on whether the shares are purchased directly from us or, instead, in the open market or in privately negotiated transactions. The price of newly issued or treasury shares purchased directly from us under the Plan will be the average of the high and low prices of shares of our common stock as reported on the NASDAQ Stock Market (“NASDAQ”) for the investment date. The price of shares purchased in the open market or in privately negotiated transactions under the Plan will be the weighted average price paid by AST for the shares over the applicable purchase period. See Question 13 under “Description of the Plan.”

Fees payable by a Plan participant include a sales fee and a brokerage commission for shares sold under the Plan. These fees will be added to the selling price for shares sold under the Plan. In addition, if you are a beneficial owner of shares of our common stock and you participate in the Plan through your broker, bank or other nominee, such broker, bank or other nominee may charge you a fee for participating in the Plan on your behalf. See Questions 16 and 20 under “Description of the Plan.”

Your participation in the Plan is voluntary and you may terminate your participation at any time. If you elect not to participate in the Plan, or if you elect to participate in the Plan with respect to optional cash investments only and not with respect to cash dividend reinvestments, you will continue to receive cash dividends paid on your shares of our common stock, if and when declared by our Board of Directors (the “Viatris Board”), solely in cash.

This prospectus describes the provisions of the Plan and should be retained by participants for future reference. Our common stock is listed on NASDAQ under the symbol “VTRS”. On May 5, 2022, the last reported sale price of our common stock on NASDAQ was $10.05 per share.

Investing in our common stock involves risks. You should carefully consider the information referred to under the heading  “Risk Factors” on page 7 of this prospectus and under any similar headings in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated May 6, 2022.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-3 (the “Registration Statement”) that we filed with the U.S. Securities and Exchange Commission (the “SEC”) relating to the shares of our common stock to be offered and sold pursuant to the Plan. This prospectus, which does not include all of the information in the Registration Statement, provides you with a general description of the Plan and the securities offered under the Plan. The Registration Statement of which this prospectus is a part, including exhibits and schedules to the Registration Statement, provides additional information about us, the Plan and the securities offered under the Plan. The Registration Statement can be electronically accessed through the SEC’s website at the address described under the heading “Where You Can Find More Information” in this prospectus. Any prospectus supplement that we provide you may add to, update or change the information in this prospectus or in any documents incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement; provided that if any information in any document is inconsistent with any information in another document having a later date, the information in the document having the later date modifies or supersedes, as applicable, the information in the document having an earlier date. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

We are responsible for the information contained in this prospectus and any prospectus supplement or incorporated by reference herein or therein. We have not authorized anyone to provide you with information or make any representation that is different from or inconsistent with, or in addition to, such information and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is correct as of any date after the date of the document containing the information. Since the respective dates of the prospectus contained in the Registration Statement and any prospectus supplement, our business, financial condition, results of operations and prospects may have changed. Except as required by law, we undertake no obligation to update any information contained or incorporated by reference herein for revisions or changes after the date of this prospectus.

This prospectus and any prospectus supplement do not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the securities registered pursuant to the Registration Statement and do not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction in which, or from any person to whom, it is unlawful to make such an offer or solicitation.

In this prospectus, unless otherwise indicated herein or the context otherwise indicates, the terms the “Company,” “Viatris,” “our,” “us” and “we” refer to Viatris Inc., a Delaware corporation, and, where appropriate, its consolidated subsidiaries, except where it is clear from the context that the terms mean only Viatris Inc.

On November 16, 2020, Viatris, formerly known as Upjohn Inc. (“Upjohn”), Mylan N.V. (“Mylan”) and Pfizer Inc. (“Pfizer”) consummated the combination of Mylan with Pfizer’s off-patent branded and generic established medicines business (the “Upjohn Business”) through a Reverse Morris Trust transaction. In accordance with the terms and conditions of the Business Combination Agreement, dated as of July 29, 2019, as amended from time to time, among Viatris, Mylan, Pfizer and certain of their affiliates (the “Business Combination Agreement”), and the Separation and Distribution Agreement between Viatris and Pfizer, dated as of July 29, 2019, as amended from time to time, (1) Pfizer contributed the Upjohn Business to Viatris so that the Upjohn Business was separated from the remainder of Pfizer’s businesses (the “Separation”), (2) following the Separation, Pfizer distributed, on a pro rata basis (based on the number of shares of Pfizer common stock held by holders of Pfizer common stock as of the record date of November 13, 2020 (the “Record Date”)), all of the shares of Viatris common stock held by Pfizer to Pfizer shareholders as of the Record Date (the “Distribution”) and (3) immediately following the Distribution, Viatris and Mylan engaged in a strategic business combination transaction (the “Combination”). As a result of the Combination, Viatris holds the combined Upjohn Business and Mylan business. In accordance with ASC 805, Business Combinations, Mylan is considered the accounting acquirer of the Upjohn Business and all historical financial information of the Company prior to November 16, 2020 represents Mylan’s historical results and the Company’s thereafter.

WHERE YOU CAN FIND MORE INFORMATION

Viatris files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains an Internet website from which interested parties can electronically access our SEC filings, including the Registration Statement of which this prospectus is a part and the exhibits and schedules thereto. The address of that site is http://www.sec.gov. We also make available free of charge on our Internet website address, www.viatris.com, all materials that we electronically file with the SEC. The contents of our website are not incorporated by reference in this prospectus and shall not be deemed “filed” under the Exchange Act.

We have filed with the SEC the Registration Statement, including exhibits and schedules to the Registration Statement, of which this prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the securities offered by this prospectus are registered. This prospectus does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto, as permitted by the rules and regulations of the SEC. For further information about us and the securities, you should refer to the Registration Statement, of which this prospectus is a part, including the exhibits and schedules to the Registration Statement. This prospectus and any prospectus supplement summarize what we consider to be material provisions of certain documents. Statements contained in this prospectus or any prospectus supplement as to the contents of any contract or other document referred to in this prospectus or any prospectus supplement are not necessarily complete and, where that contract or other document is an exhibit to the Registration Statement or incorporated by reference therein, each statement is qualified in all respects by the exhibit or incorporated document to which the reference relates.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” certain information into this prospectus from certain documents that Viatris has filed with the SEC. This information is considered to be part of this prospectus, except for any information that is superseded or modified by information included directly in this prospectus. This prospectus incorporates by reference the documents set forth below (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) that Viatris has previously filed with the SEC. These documents contain important information about us, including our financial condition, results of operations and descriptions of our businesses.

•	Annual Report on Form 10-K of Viatris for the year ended December 31, 2021, filed on February 28, 2022, as amended by Amendment No.1 on Form 10-K/A, filed on April 29, 2022;

•	Current Report on Form 8-K of Viatris, filed on February 28, 2022 after the filing of the Annual Report on Form 10-K of Viatris for the year ended December 31, 2021; and

•

the description of our capital stock contained in Exhibit 4.10 to the Annual Report on Form 10-K of Viatris for the year ended December 31, 2020, filed on March 1, 2021, as supplemented by any subsequent amendments and reports filed for the purpose of updating such description.

In addition, we hereby further incorporate by reference into this prospectus additional documents that Viatris may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on and after the date of this prospectus until all of the securities offered pursuant to this prospectus have been sold or the offering of such securities hereunder has been terminated (other than any report or document, or portion of a report or document, that is furnished under applicable SEC rules rather than “filed”).

Any statement contained herein or in any document incorporated by reference herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

You can obtain any of the documents incorporated by reference into this prospectus from the SEC, through the SEC’s website at the address described above or from us by requesting them in writing or by telephone at the following address:

Viatris Inc.

Attention: Investor Relations

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

Tel: (724) 514-1800

We will furnish without charge to each person, including any beneficial owner of our securities, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference but not delivered with the prospectus, excluding any exhibits other than those that are specifically incorporated by reference into this prospectus.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated herein by reference, contain “forward-looking statements.”

These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the offering of securities registered hereunder, statements about the pending transaction between Viatris and Biocon Biologics Limited (“Biocon Biologics”), a majority owned subsidiary of Biocon Limited, pursuant to which Viatris will contribute its biosimilar products and programs to Biocon Biologics in exchange for cash consideration and a convertible preferred equity interest in Biocon Biologics (“Biocon Biologics Transaction”), statements about the Combination, the benefits and synergies of the Combination or our global restructuring program, future opportunities for the Company and its products and any other statements regarding the Company’s future operations, financial or operating results, capital allocation, dividend policy and payments, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock the value of our unique global platform, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “pipeline,” “intend,” “continue,” “target,” “seek” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

•	the integration of Mylan and the Upjohn Business or the implementation of the Company’s global restructuring program being more difficult, time consuming or costly than expected;

•	the pending Biocon Biologics Transaction may not achieve its intended benefits;

•

the possibility that the Company may be unable to achieve expected benefits, synergies and operating efficiencies in connection with the Combination or its global restructuring program within the expected timeframe or at all;

•	the possibility that the Company may be unable to successfully integrate Mylan and the Upjohn Business or implement its global restructuring program;

•	operational or financial difficulties or losses associated with the Company’s reliance on agreements with Pfizer in connection with the Combination, including with respect to transition services;

•	the possibility that the Company may be unable to achieve all intended benefits of its strategic initiatives;

•	the potential impact of public health outbreaks, epidemics and pandemics, including the ongoing challenges and uncertainties posed by the COVID-19 pandemic;

•	the Company’s failure to achieve expected or targeted future financial and operating performance and results;

•	actions and decisions of healthcare and pharmaceutical regulators;

•

changes in relevant laws and regulations, including but not limited to changes in tax, healthcare and pharmaceutical laws and regulations globally (including the impact of potential tax reform in the U.S.);

•	the ability to attract and retain key personnel;

•	the Company’s liquidity, capital resources and ability to obtain financing;

•	any regulatory, legal or other impediments to the Company’s ability to bring new products to market, including but not limited to “at-risk launches”;

•	success of clinical trials and the Company’s or its partners’ ability to execute on new product opportunities and develop, manufacture and commercialize products;

•

any changes in or difficulties with the Company’s manufacturing facilities, including with respect to inspections, remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand;

•	the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on the Company;

•	any significant breach of data security or data privacy or disruptions to our information technology systems;

•	risks associated with having significant operations globally;

•	the ability to protect intellectual property and preserve intellectual property rights;

•	changes in third-party relationships;

•

the effect of any changes in the Company’s or its partners’ customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following the Combination;

•	the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products;

•	changes in the economic and financial conditions of the Company or its partners;

•	uncertainties regarding future demand, pricing and reimbursement for the Company’s products;

•	uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, inflation rates and global exchange rates; and

•

inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with accounting principles generally accepted in the United States of America and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Viatris, see the risks described in the Annual Report on Form 10-K of Viatris for the year ended December 31, 2021 and Viatris’ other filings with the SEC. In addition, risks related to the securities are more fully discussed in the section entitled “Risk Factors” on page 7 of this prospectus.

You can access Viatris’ filings with the SEC through the SEC website at www.sec.gov or through our website, and we strongly encourage you to do so. The contents of our website are not incorporated by reference in this prospectus and shall not be deemed “filed” under the Exchange Act. Viatris undertakes no obligation to update any statements herein for revisions or changes after the filing date of this prospectus other than as required by law.

OUR COMPANY

Viatris is a global healthcare company formed in November 2020 whose mission is to empower people worldwide to live healthier at every stage of life, regardless of geography or circumstance. Improving the ability of patients to gain access to sustainable and high-quality healthcare is our relentless pursuit. One that rests on visionary thinking, determination and best-in-class capabilities that were strategically built to remove barriers across the health spectrum and advance access globally.

Viatris’ seasoned management team is focused on ensuring that the Company is optimally structured and efficiently resourced to deliver sustainable value to patients, shareholders, customers and other stakeholders. With a global workforce of approximately 37,000, the Company has industry leading commercial, R&D, regulatory, manufacturing, legal and medical expertise complemented by a strong commitment to quality and unparalleled geographic footprint to deliver high-quality medicines to patients in more than 165 countries and territories. Viatris’ portfolio comprises more than 1,400 approved molecules across a wide range of key therapeutic areas, including globally recognized iconic and key brands, generics, complex generics, and biosimilars. The Company operates approximately 40 manufacturing sites worldwide that produce oral solid doses, injectables, complex dosage forms and APIs. Viatris is headquartered in the U.S., with global centers in Pittsburgh, Pennsylvania, Shanghai, China and Hyderabad, India.

Viatris Inc. is a Delaware corporation. Viatris Inc.’s address is 1000 Mylan Boulevard, Canonsburg, Pennsylvania 15317, and its telephone number is (724) 514-1800. Viatris’ common stock is listed on NASDAQ under the symbol “VTRS”. Our Internet website address is www.viatris.com. The contents of our website are not incorporated by reference in this prospectus and shall not be deemed “filed” under the Exchange Act. Additional information about Viatris is included in the documents incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

RISK FACTORS

Investing in our common stock involves risks. Before deciding to participate in the Plan and making an investment decision under the Plan, you should consider carefully the information under the heading “Risk Factors” in the Annual Report on Form 10-K of Viatris for the fiscal year ended December 31, 2021, as updated by subsequent annual, quarterly and other reports or documents we file with the SEC that are incorporated by reference herein, and the following risk factors. You should also carefully consider the other information included in this prospectus or any applicable prospectus supplement and other information incorporated by reference herein or therein. Each of the risks included or incorporated by reference herein or therein could result in a decrease in the value of our securities and your investment therein. Although we have tried to discuss what we believe are key risk factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect our financial performance or the value of our common stock. The information contained in, and incorporated by reference into, this prospectus and any prospectus supplement includes forward-looking statements that involve risks and uncertainties, and we refer you to the “Cautionary Language Regarding Forward-Looking Statements” section in this prospectus.

Risks Related to the Plan

You will not know the price of the shares of our common stock you are purchasing under the Plan at the time you elect to reinvest your cash dividends or make optional cash investments to purchase shares of our common stock, and you may not be able to direct the time or price at which your shares of our common stock are sold under the Plan.

The price of our common stock may fluctuate between the time you decide to reinvest your cash dividends or make optional cash investments in our common stock under the Plan and the time of the actual purchase of shares of our common stock. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you will be unable to terminate your participation in the Plan (1) in the case of cash dividend reinvestments, prior to a dividend payment date if your notice of termination in proper form is received by AST fewer than three business days prior to the relevant dividend record date or (2) in the case of optional cash investments, prior to an investment date if your notice of termination in proper form is received by AST fewer than two business days prior to the applicable investment date.

If you decide to terminate your participation in the Plan and instruct AST to sell your shares of our common stock under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our common stock may decline between the time you decide to sell your shares and the time of actual sale.

We may amend, suspend or terminate the Plan at any time.

Under the Plan, we may amend, suspend or terminate the Plan at any time, and such amendments, suspensions or termination may be materially prejudicial to participants in the Plan on a going-forward basis. We will send written notice to participants of any such amendment, suspension or termination. If the Plan is terminated, AST will remit to participants who are registered stockholders whole shares of our common stock, together with the proceeds from the sale of any fraction of a share of our common stock and any uninvested cash dividend or cash investment. If the Plan is suspended, subsequent cash dividends on our common stock will be paid solely in cash.

DESCRIPTION OF THE PLAN

The following questions and answers describe the material terms and conditions of the Plan. You should keep this prospectus for future reference.

PURPOSE

1. Q.	What is the purpose of the Plan?

A.

The purpose of the Plan is to provide existing stockholders of Viatris Inc. an opportunity to purchase additional shares of our common stock by (1) reinvesting all or a portion of cash dividends paid on their shares of our common stock and/or (2) making cash investments when permitted under the Plan. The Plan is designed for long-term investors who wish to invest and build their ownership of shares of our common stock over time.

ADMINISTRATION

2. Q.	Who administers the Plan?

A.

AST administers the Plan. This includes keeping the Plan records. If we elect to meet the purchase requirements of participants through sales of newly issued or, if available, treasury shares, as is our intended practice as of the date of this prospectus, AST is responsible for purchasing shares of our common stock from us for participants’ Plan accounts. If we elect to meet the purchase requirements of participants through purchases of shares of our common stock in the open market or in privately negotiated transactions, funds for investment will be deposited promptly into an escrow account for the benefit of Plan participants and the Independent Agent appointed by AST will then act on behalf of participants in buying shares. The Independent Agent will also act on behalf of participants in selling shares.

The Independent Agent is not an affiliate of Viatris or AST. None of Viatris, AST or any of their respective affiliates, or any participant, will exercise any direct or indirect control or influence over (a) the times when, or the prices at which, the Independent Agent purchases or sells shares for the Plan, (b) the amount of the shares to be purchased or sold, (c) the manner in which the shares are to be purchased or sold or (d) the selection of a broker or dealer (other than the Independent Agent itself) through which the purchase may be executed. We will not change more than once in any three-month period the source of the shares under the Plan.

We reserve the right to interpret and regulate the Plan as deemed necessary or desirable. We, AST and the Independent Agent will not be liable for any act done in good faith or for any omission in good faith to act. However, we, AST and the Independent Agent shall not be relieved from any liability imposed under any federal, state or other applicable securities law that cannot be waived. See Question 30.

3. Q.	Who should I contact with questions concerning the Plan?

A.	You may call AST at (877) 536-1556 (toll-free) or (212) 434-0036 (toll) between the hours of 8:00 a.m. - 8:00 p.m. Eastern Time, Monday through Friday, or visit AST’s website at www.astfinancial.com.

You also may write AST at the following addresses:

For inquiries you may write:

Viatris Inc.

c/o American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Stockholder Relations Department

For transaction processing you may write:

Viatris Inc.

c/o American Stock Transfer & Trust Company, LLC

P.O. Box 922

Wall Street Station

New York, NY 10269-0560

Attention: Plan Administration Department

PARTICIPATION

4. Q.	Who is eligible to participate in the Plan?

A.

All stockholders of Viatris Inc. are eligible to participate in the Plan. If you are a registered stockholder (i.e., your shares of our common stock are held in your own name on the records kept by AST, our transfer agent), you can participate directly in the Plan. If you are a beneficial owner of shares of our common stock (i.e., your shares of our common stock are held in the name of a broker, bank or other nominee on the records kept by AST, our transfer agent), you can participate in the Plan by making arrangements for such broker, bank or other nominee to participate in the Plan on your behalf or by making arrangements with such broker, bank or other nominee for your shares of our common stock to become registered in your own name, in which case you can participate directly in the Plan.

Regulations in certain countries may limit or prohibit participation in this type of plan. Accordingly, persons residing outside of the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulation prohibiting their participation. We reserve the right to restrict or terminate participation in the Plan if we believe such participation may be contrary to the general intent of the Plan or in violation of applicable law.

5. Q.	How do I enroll in the Plan?

A.

Registered Stockholders — If you are a registered stockholder, you can enroll by completing and signing an enrollment form, which is available from AST by calling (877) 536-1556 (toll-free) or (212) 434-0036 (toll) or online at www.astfinancial.com, and mailing it to the transaction processing address set forth in the answer to Question 3. If you are a registered stockholder, you also may enroll online at www.astfinancial.com. You need to know your AST 10-digit account number and your tax identification number to gain access to your account.

Beneficial Owners — If you are a beneficial owner of shares of our common stock, you can enroll by arranging for your broker, bank or other nominee to participate in the Plan on your behalf. Such broker, bank or other nominee should then make arrangements with its securities depository, which will provide AST with the information necessary to enable such broker, bank or other nominee to participate in the Plan on your behalf. Alternatively, if you are a beneficial owner of shares of our common stock, you can make arrangements with your broker, bank or other nominee for all or a portion of such shares to be registered in your own name, in which case you can participate directly in the Plan as a registered stockholder and enroll by following the procedures described in the paragraph above under the heading “Registered Stockholders” in this answer to Question 5.

Employees, Directors and Other Affiliates — If you are an employee, director or other affiliate of Viatris, you must first determine whether you are a registered stockholder or a beneficial owner of shares of our common stock and then follow the procedures described in the paragraph above under the heading “Registered Stockholders” in this answer to Question 5 or in the paragraph above under the heading “Beneficial Owners” in this answer to Question 5, as applicable. Enrollment in the Plan by any person that is an employee, affiliate, executive officer (within the meaning of

Rule 3b-7 promulgated under the Exchange Act) or officer (within the meaning of Section 16 of the Exchange Act) of Viatris must be made in compliance with all applicable Federal and state securities law requirements as well as our Insider Trading Policy, as such policy may be amended, restated or supplemented from time to time, and any successor or supplemental policy or practice thereto. We reserve the right, at our discretion and in accordance with the terms of any such policy or practice, to restrict, limit or prohibit the purchase or sale of securities through any Plan account by or for the account of any such person.

Non-Stockholders — Only existing stockholders of Viatris Inc. are eligible to participate in the Plan. If you are not a stockholder of Viatris Inc. and you wish to participate in the Plan, you must first become a registered stockholder or a beneficial owner of shares of our common stock and then follow the procedures described in the paragraph above under the heading “Registered Stockholders” in this answer to Question 5 or in the paragraph above under the heading “Beneficial Owners” in this answer to Question 5, as applicable.

6. Q.	What dividend payment options are provided under the Plan and how can I change how my dividends are paid?

A.	The Plan provides broad flexibility in regard to how cash dividends are paid. Dividend payment options are as follows:

•	Reinvest dividends on all shares — All cash dividends are reinvested to purchase shares of our common stock.

•	Pay cash dividends on all shares — All cash dividends are paid in cash.

•	Pay cash dividends on portion of shares — You may elect to have a portion of cash dividends paid in cash and reinvest the remaining cash dividends to purchase shares of our common stock.

If you elect to receive all or a portion of your dividends in cash, the amount to be paid in cash may be mailed to you in the form of a check or, at your election, deposited directly into your checking, savings or credit union account at any financial institution that accepts electronic direct deposits. Receiving your payments by direct deposit ensures that the funds will be deposited into your bank account on the payment date. If you are a registered stockholder and you are interested in direct deposit of cash dividends, you should call AST at (877) 536-1556 (toll-free) or (212) 434-0036 (toll) or visit AST’s website at www.astfinancial.com to obtain a direct deposit agreement form. If you are a beneficial owner of shares of our common stock and you participate in the Plan through your broker, bank or other nominee, you should contact such broker, bank or other nominee directly to arrange for direct deposit of cash dividends on your behalf.

Once you are enrolled in the Plan, your designated dividend payment option will remain in effect while you are enrolled in the Plan until you change how your cash dividends are paid. If you are a registered stockholder, you may change how your cash dividends are paid at any time by completing a new enrollment form and delivering the completed form to AST. If you are a beneficial owner of shares of our common stock and you participate in the Plan through your broker, bank or other nominee, you should direct such broker, bank or other nominee to make the desired changes to your designated dividend payment option on your behalf. Requests for changes must be received by AST on or before a dividend record date to be effective for that dividend payment; otherwise, the change will be effective starting with the next succeeding dividend payment, provided that you are still a registered stockholder or a beneficial owner of shares of our common stock, as applicable, on the record date for such next succeeding dividend payment.

7. Q.	When must my enrollment form be received by AST?

A.

If you are a registered stockholder, for cash dividends to be reinvested, your enrollment form must be received by AST on or before a dividend record date to be effective for that dividend payment; otherwise, reinvestment of cash dividends will start with the next succeeding dividend payment, provided that you are still a registered stockholder on the record date for such next succeeding dividend payment. The dividend record and payment dates for common stock dividends will be declared from time to time by the Viatris Board. If you are a registered stockholder, for initial cash investments, a properly completed enrollment form and the initial cash payment must be received by AST at least two business days prior to a cash investment date, which is expected to be the first business day of each month; otherwise, the cash investment will be made on the next succeeding cash investment date, provided that you are still a registered stockholder on such next succeeding cash investment date. See Questions 11 and 12 for additional information.

If you are a beneficial owner of shares of our common stock and you intend to participate in the Plan through your broker, bank or other nominee, you should make arrangements with such broker, bank or other nominee directly to participate in the Plan on your behalf. Such broker, bank or other nominee may charge you a fee for participating in the Plan on your behalf. You should consult with your broker, bank or other nominee directly regarding the amount of any such fee.

Once you enroll in the Plan, you will remain enrolled in the Plan until (1) you withdraw from the Plan, (2) we terminate your participation in the Plan or (3) the Plan is terminated. See Questions 22, 32 and 33.

There is no assurance that we will declare and pay, or have the ability to declare and pay, any dividends on our common stock in the future. Whether dividends will be paid, and the amount and frequency of any such dividend payments, will depend on a number of factors, including our results of operations, cash flows, financial position, competitive or commercial developments, contractual or statutory restrictions and any other factors considered relevant by the Viatris Board. Nothing contained in the Plan obligates us to declare or pay a dividend in the future, and the Plan does not represent a guarantee of future dividends.

DIVIDEND REINVESTMENT

8. Q.	What is meant by dividend reinvestment?

A

If you elect to reinvest all or a portion of your cash dividends, AST will use those cash dividends to purchase shares of our common stock for you. The amount reinvested will be reduced by any amount that is required to be withheld under any applicable tax or other statutes. See Question 25.

CASH INVESTMENTS

9. Q.	Who is eligible to make cash investments?

A.	All persons and entities that are eligible to participate in the Plan are eligible to make cash investments. See Question 4 for Plan eligibility requirements.

Purchases of shares under the Plan by any person that is an employee, affiliate, executive officer (within the meaning of Rule 3b-7 promulgated under the Exchange Act) or officer (within the meaning of Section 16 of the Exchange Act) of Viatris must be made in compliance with all applicable Federal and state securities law requirements as well as our Insider Trading Policy, as such policy may be amended, restated or supplemented from time to time, and any successor or supplemental policy or practice thereto. We reserve the right, at our discretion and in accordance with the terms of any such policy or practice, to restrict, limit or prohibit the purchase of securities through any Plan account by or for the account of any such person.

10. Q.	What are the minimum and maximum cash investments?

A.	The minimum cash investment is $25 per payment.

The maximum amount of cash investments is $200,000 per calendar year, per participant. If you send a check or authorize an electronic funds transfer in an amount that would cause you to exceed the $200,000 per calendar year limit, the entire amount of such check or electronic funds transfer will be returned and no investment will be made with respect to such funds.

11. Q.	How do I make a cash investment or change a cash investment?

A.

If you are a registered stockholder but not a current Plan participant, you can enclose a check with your enrollment form or you can sign up for monthly automatic electronic cash investments for direct debit from your checking, savings or credit union account through your enrollment form. You may also choose to set up an account online at www.astfinancial.com by clicking on “Invest Online” and then following the prompts.

If you are a registered stockholder and a current Plan participant, you can make a cash investment by sending a check or by signing up for automatic electronic cash investments for direct debit from your checking, savings or credit union account, as described below. When sending a check, you should attach a transaction request form, which is attached to your Plan account statements. You may also send a check without a transaction request form; however, your stock registration or tax identification number should be included on your check for account identification purposes, along with a cover letter requesting that the check be used to purchase shares of our common stock.

All checks should be made payable to “American Stock Transfer & Trust Company, LLC” and sent to the address designated for transaction processing set forth in the answer to Question 3. For the protection of participants, AST discourages sending endorsed second-party checks and no longer accepts cash or money orders. Checks must be drawn on a U.S. bank and be payable in U.S. funds.

You may authorize monthly automatic electronic cash investments by completing the appropriate section on the enrollment form, which is available from AST by calling (877) 536-1556 (toll-free) or (212) 434-0036 (toll) or online at www.astfinancial.com. This enables you to make regular investments, if you choose, without writing and mailing checks. If you authorize automatic electronic cash investments, funds will be withdrawn from your bank, savings association or credit union account on or about the 25th day of each month and will be invested on the next investment date following the withdrawal. Your bank, savings association or credit union must be a member of the National Automated Clearing House Association.

You may change your bank, savings association or credit union, or the amount of your automatic electronic cash investments, at any time by completing a new enrollment form, and you may stop automatic electronic cash investments by notifying AST’s Plan Administration Department in writing at the address designated for transaction processing set forth in the answer to Question 3.

If you are a beneficial owner of shares of our common stock and you participate in the Plan through your broker, bank or other nominee, you should make arrangements with such broker, bank or other nominee directly to make cash investments under the Plan on your behalf. Such broker, bank or other nominee may charge you a fee for participating in the Plan on your behalf. You should consult with your broker, bank or other nominee directly regarding the amount of any such fee.

Cash investments, pending purchase of shares of our common stock through the Plan, will be credited to your Plan account (or, if you are a beneficial owner of shares of our common stock, the Plan account of your broker, bank or other nominee). No interest will be paid to you on cash held for investment. You may request the return of a cash investment upon written request received by

AST at the address designated for transaction processing set forth in the answer to Question 3 not later than two business days prior to the applicable investment date.

If your check or direct debit is returned as unpaid, AST will debit the uninvested cash payment from your account. If, however, the investment has been made, then AST, through the Independent Agent, will sell the shares that have been purchased to satisfy the return check or direct debit. If the sale of the shares purchased is not sufficient to satisfy the return check, then additional shares will be sold from your account. Additionally, you will be charged a $35.00 administrative fee for any check or direct debit that is returned as unpaid. Shares may be sold from your account to satisfy the amount of such fee.

INVESTMENT DATES

12. Q.	When are the investment dates for Plan purchases?

A.

Investment dates for reinvested cash dividends on our common stock are the dividend payment dates. Payment dates for cash dividends on our common stock will be declared from time to time by the Viatris Board. Investment dates for cash investments are expected to be the first business day of each month. A cash investment must be received by AST at least two business days before a cash investment date in order to be invested on that investment date; otherwise, the cash investment will be held by AST and invested on the next succeeding cash investment date, provided that you are still a registered stockholder or a beneficial owner of shares of our common stock, as applicable, on such next succeeding cash investment date.

In order to receive dividends on shares of our common stock purchased with a cash investment through the Plan, the shares must be purchased on a cash investment date prior to a dividend record date and must settle on or before that dividend record date.

PURCHASES

13. Q.	What is the price of shares purchased under the Plan?

A.

Reinvested cash dividends on our common stock and cash investments will be used to purchase shares of our common stock, which, at our option, will be either (1) newly issued or treasury shares purchased by AST from us or (2) purchased on behalf of Plan participants in the open market or in privately negotiated transactions by AST through the Independent Agent. The determination of the source of shares of our common stock to be used for purchases under the Plan will be made at our discretion. In this regard, we will receive all of the proceeds resulting from the sale of newly issued or treasury shares under the Plan, excluding any applicable fees. As of the date of this prospectus, we intend that shares of our common stock purchased for participants under the Plan will be newly issued or, if available, treasury shares purchased by AST from us. We may change the source of the shares of our common stock to be used for purchases under the Plan at any time without notice to you. We will not change more than once in any three-month period the source of the shares under the Plan.

When shares to be purchased are satisfied by newly issued or treasury shares purchased by AST from us, the price will be the average of the high and low prices of shares of our common stock as reported on NASDAQ for the investment date (or the next preceding day on which our common stock is traded on NASDAQ, if it is not traded on the investment date). NASDAQ pricing information will be obtained from Bloomberg, L.P. (“Bloomberg”) or, if Bloomberg is no longer providing this information, from another appropriate source. We may, at our discretion, offer a discount when shares to be purchased are satisfied by newly issued or treasury shares purchased by AST from us. As of the date of this prospectus, there is no discount applicable to purchases of shares of our common stock under the Plan. If a discount is offered, the price per share will be reduced by the amount of the discount. See Question 14.

When shares are purchased in the open market or in privately negotiated transactions, the purchase price per share will be the weighted average price of the aggregated shares purchased by AST during the applicable purchase period. The purchase period may begin no more than three business days before the investment date, and should be completed no more than ten days after the investment date, although it could be longer. The length of the purchase period is affected by the amount of funds to be invested, the availability of shares in the open market or in privately negotiated transactions, and market conditions. Purchases of shares pursuant to cash investments will be completed within 35 days after receipt of cash payments, or else the cash payment will be returned to the Plan participant. AST will combine the funds of all participants for the purpose of executing purchase transactions.

For open market purchases, if shares cannot be purchased with respect to an investment date due to the inability to purchase shares during the applicable purchase period, or if any purchase is deemed to be otherwise inadvisable by us, AST and/or the Independent Agent, AST will pay or return, as the case may be, without interest, cash dividends and cash investments that otherwise would have been invested by issuing checks to the affected participants.

14. Q.	Is there a discount on purchasing shares?

A.

Shares purchased directly from us by AST under the Plan may, at our discretion, be subject to a discount ranging from 0.0% to 5.0%. As of the date of this prospectus, there is no discount applicable to purchases of shares of our common stock under the Plan. There is no assurance that we will provide a discount in the future. Whether a discount is provided, and the amount of any such discount, will depend on a number of factors, including a review of current market conditions, the level of participation in the Plan, current and projected capital needs and any other factors considered relevant to us. Any discount would apply to the reinvestment of cash dividends and optional cash investments, and would be deducted from the price per share. Notice will be given to participants, or a public announcement will be made, upon the implementation or discontinuance of any discount.

15. Q.	How many shares of common stock will be purchased?

A.

The number of shares (including any fraction of a share) of our common stock purchased for you will be determined by dividing the total amount of the cash dividend and/or cash investment to be invested for you on the investment date by the applicable purchase price. Because only the Independent Agent may direct the time or price thereof, when shares are purchased in the open market or in privately negotiated transactions, neither we nor AST can exercise, directly or indirectly, control or influence over the number of shares to be purchased in the open market or in privately negotiated transactions.

16. Q.	Do I incur any fees for shares purchased under the Plan?

A.

You will not incur any service fees or brokerage commissions for purchases of shares of our common stock in connection with reinvested cash dividends or optional cash investments under the Plan. All such service fees and brokerage commissions will be paid by us on your behalf.

If you are a beneficial owner of shares of our common stock and you participate in the Plan through your broker, bank or other nominee, such broker, bank or other nominee may charge you a fee for purchasing shares under the Plan on your behalf. You should consult with your broker, bank or other nominee directly regarding the amount of any such fee.

17. Q.	How will my shares of common stock be held under the Plan?

A.	If you are a registered stockholder, the shares of our common stock that you acquire under the Plan will be credited to your Plan account in book-entry form.

If you are a beneficial owner of shares of our common stock and you participate in the Plan through your broker, bank or other nominee, the shares of our common stock that are acquired on your behalf under the Plan will be credited to your account with such broker, bank or other nominee.

SALES, TRANSFERS AND CLOSING PLAN ACCOUNTS

18. Q.	How do I sell my Plan shares?

A.

If you are a registered stockholder, you may request to sell shares credited to your Plan account by calling AST at (877) 536-1556 (toll-free) or (212) 434-0036 (toll), visiting AST’s website at www.astfinancial.com or by sending your request by mail to the transaction processing address set forth in the answer to Question 3. If you sell only a portion of the shares held in your Plan account, you will remain a participant in the Plan. If you elected to have your cash dividends reinvested, AST will continue to reinvest the cash dividends on the shares credited to your Plan account, unless you notify AST that you wish to withdraw from the Plan. If you sell all shares held in your Plan account, AST will automatically terminate your account.

If you are a beneficial owner of shares of our common stock and you participate in the Plan through your broker, bank or other nominee, you should contact such broker, bank or other nominee directly to request the sale of your shares of our common stock.

19. Q.	Once a Plan participant requests to sell Plan shares, when will the Plan shares be sold and at what price?

A.

Participants’ requests to sell Plan shares will be aggregated and sold as often as daily, but at least weekly, depending on the volume. AST will place a market order with the Independent Agent or broker designated by AST, who will sell the shares as soon as practicable. None of Viatris, AST or any of their respective affiliates, or any participant, will have any authority or power to direct the time or price at which shares may be sold. Typically, the shares are sold through the exchange on which our common stock is traded, which is currently NASDAQ. Depending on the number of shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

The price of the shares sold will be the weighted average price of the aggregated shares sold by the Independent Agent or designated broker, less, as of the date of this prospectus, a $15.00 sales fee per transaction and a $0.10 per share brokerage commission, each payable to AST by the applicable Plan participant. A check for the proceeds from the sale of the shares, less the sales fee, the brokerage commission, any other applicable fees described in this prospectus and any applicable taxes, generally will be mailed to the participant three business days after the shares are sold.

Sales of shares under the Plan by any person that is an employee, affiliate, executive officer (within the meaning of Rule 3b-7 promulgated under the Exchange Act) or officer (within the meaning of Section 16 of the Exchange Act) of Viatris must be made in compliance with all applicable Federal and state securities law requirements and our Insider Trading Policy, as such policy may be amended, restated or supplemented from time to time, and any successor or supplemental policy or practice thereto. We reserve the right, at our discretion and in accordance with the terms of any such policy or practice, to restrict, limit or prohibit the sale of securities through any Plan account by or for the account of any such person.

20. Q.	Will I incur any fees for shares sold under the Plan?

A.

Yes. As of the date of this prospectus, there is a $15.00 sales fee per transaction and a $0.10 per share brokerage commission, each payable to AST by the applicable Plan participant. These fees cover brokerage commissions and administrative costs of the Plan. There is currently no maximum amount set for these fees. Plan participants will receive advance written notice if there is a need to charge a higher sales fee or a higher brokerage commission for shares sold under the Plan.

Additionally, if you are a beneficial owner of shares of our common stock and you participate in the Plan through your broker, bank or other nominee, such broker, bank or other nominee may charge you a fee for selling shares under the Plan on your behalf. You should consult with such broker, bank or other nominee directly regarding the amount of any such fee.

21. Q.	May a participant transfer all or a portion of the participant’s shares held in the Plan to another person?

A.

If you are a registered stockholder, you may transfer ownership of all or a portion of your shares held in your Plan account through gift, private sale or otherwise by mailing a properly executed stock assignment to AST at the address designated for transaction processing set forth in the answer to Question 3, along with a letter with specific instructions regarding the transfer. Requests for transfer of shares held in the Plan may be subject to certain requirements, including the requirement of a medallion signature guarantee on the stock assignment. AST will provide you with the appropriate forms upon request. If any shares of our common stock bearing a restrictive legend are contained in your Plan account, AST will comply with the provisions of such restrictive legend before effecting a sale or transfer of such restricted shares. If you transfer only a portion of the shares held in your Plan account, you will remain a participant in the Plan. If you elected to have your cash dividends reinvested, AST will continue to reinvest the cash dividends on the shares credited to your Plan account, unless you notify AST that you wish to withdraw from the Plan.

If you are a beneficial owner of shares of our common stock and you participate in the Plan through your broker, bank or other nominee, you should make arrangements with such broker, bank or other nominee directly to transfer all or a portion of your shares on your behalf.

22. Q.	How do I close my Plan account?

A.

You may close your Plan account at any time. If you are a registered stockholder and you wish to close your Plan account, you must notify AST either by checking the appropriate box on the transaction request form attached to your Plan account statements and mailing such form to AST at the address designated for transaction processing set forth in the answer to Question 3 or online at www.astfinancial.com. If you are a registered stockholder, when your account is closed, AST will convert all of the whole shares in your Plan account to direct registration or you may direct AST to sell any whole shares credited to your Plan account. AST will also issue a check for the value of any fraction of a share. The price of the shares sold, including any fractional shares, will be the weighted average price of the aggregated shares sold by the Independent Agent or broker, less, as of the date of this prospectus, a $15.00 sales fee per transaction and a $0.10 per share brokerage commission, each payable to AST by the applicable Plan participant.

If you are a beneficial owner of shares of our common stock and you participate in the Plan through your broker, bank or other nominee, you should direct such broker, bank or other nominee to discontinue participation in the Plan on your behalf.

Generally, a stockholder may again become a participant in the Plan. However, we reserve the right to reject the enrollment of a previous participant in the Plan on grounds of excessive joining and termination. This reservation is intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service.

Upon receipt of written notice of a participant’s death, AST will terminate such participant’s enrollment in the Plan.

23. Q.	How long does it take to close my Plan account?

A.

It typically takes less than three business days from the time AST receives a request for an account to be closed. If your request to terminate your Plan account is received by AST more than three business days prior to any dividend record date, then that dividend will be paid to you solely in cash. If your request is received by AST less than three business days prior to a dividend record date, then that dividend will be reinvested to the extent previously authorized. However, all subsequent cash dividends will be paid to you solely in cash.

PLAN ACCOUNT STATEMENTS

24. Q.	Will I receive Plan account statements?

A.

If you are a registered stockholder and you reinvest some or all of your cash dividends, you will receive a Plan account statement as soon as practicable after each dividend payment date. You also will receive a Plan account statement as soon as practicable after any investment date that you make an optional cash investment under the Plan. AST will also send you a Plan account statement after any transfer, sale or withdrawal of Plan shares. Plan account statements provide participants with records of their purchases and sales and other important information and should be retained for tax purposes.

If you receive a dividend check for some or all of your cash dividends, you will receive account information on the stub attached to the check.

In addition to periodic Plan account statements, a Plan account history report is available from AST at any time online at www.astfinancial.com. You need to know your AST 10-digit account number and your tax identification number to gain access to your account. Once you have accessed your account online you can click on “Account Holdings” and then “Dividend Reinvestment/ESPP History” to access your Plan account history report.

If you are a beneficial owner of shares of our common stock and you participate in the Plan through your broker, bank or other nominee, the details of the relevant transactions under the Plan will be maintained by such broker, bank or other nominee. You should contact such broker, bank or other nominee directly to determine how that information will be made available to you.

TAX CONSEQUENCES

25. Q.	What are the U.S. federal income tax consequences of participation in the Plan?

A.

The following is a summary of material U.S. federal income tax consequences regarding the Plan and is provided solely as general guidance. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is not a complete description of all of the tax consequences that may be relevant to you in light of your particular circumstances, including estate or gift tax consequences or tax consequences arising under the federal alternative minimum tax, the Medicare tax on net investment income or any state, local or non-U.S. law, or if you are subject to special treatment under U.S. federal income tax laws, including, without limitation, insurance companies, partnerships, tax-exempt organizations and broker dealers. Except as specifically set forth below, this summary does not apply to Plan participants who are non-U.S. persons, including non-resident aliens, non-U.S. corporations, partnerships or other entities.

Dividends

When your cash dividends are reinvested to purchase shares (including any fractional shares) under the Plan directly from us, you will be treated as having received a taxable distribution in an amount equal to the fair market value of the stock received. When your cash dividends are reinvested to purchase shares (including any fractional shares) under the Plan in open market or privately negotiated transactions, you will be treated as having received a taxable distribution in an amount equal to the cash dividends used to purchase those shares, regardless of the fact that the cash dividend is immediately used to purchase our common stock for your account under the Plan. In addition, if shares purchased through optional cash investments under the Plan are purchased at a discount (as described in the answer to Question 14 above), you will be treated as having received a taxable distribution equal to the amount of such discount on the purchase, i.e., the difference between the fair market value of the shares you purchased and the amount you paid for those shares. Further, you will be treated as having received an additional taxable distribution equal to the amount of any fees applicable to purchases of shares paid by us on your behalf. The amount of such distributions will be treated as ordinary, dividend income to the extent paid out of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent that such amounts exceed our current and accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will reduce (but not below zero), your tax basis in our stock, and then will be treated as gain from the sale of such stock. Dividends credited to your account, as well as capital gains and fees paid by us on your behalf, will be reported to you and to the Internal Revenue Service (“IRS”) as required by U.S. federal income tax rules.

Gain or Loss

You will generally realize capital gain or loss when shares acquired under the Plan are sold or exchanged, including sales of any fractional share upon withdrawal from or termination of the Plan. The amount of any such capital gain or loss will be the difference between your amount realized from the sale of the shares and your adjusted basis in such shares. Capital gain or loss will be long-term capital gain or loss if your holding period for the shares sold is more than one year. Long-term capital gain of individuals and certain other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

The tax basis of shares acquired under the Plan from us will generally equal the fair market value of the shares, plus any applicable fees paid by us on your behalf. The tax basis of shares acquired under the Plan in open market transactions or privately negotiated transactions will generally equal the weighted average purchase price of all shares purchased on the applicable calendar day, including any applicable fees paid by us on your behalf. The holding period for shares acquired under the Plan generally will begin on the day after the date on which the shares are purchased and credited to your Plan account. Consequently, shares of our common stock acquired at different times will have different holding periods. The tax basis and holding period of shares that are sold in your account must be reported to you and the IRS. The default method of determining cost basis is FIFO, or first-in, first-out. You should retain all transaction statements in order to determine the tax basis of your shares acquired through the Plan.

Withholding

Generally, non-U.S. persons, including non-resident aliens, or non-U.S. corporations, partnerships or other entities are subject to withholding tax on dividends paid on shares held in the Plan. Where applicable, this withholding tax may be reduced or eliminated by treaty between the United States and the country in which such non-U.S. person resides. Dividends paid on shares in any Plan account are subject to the “backup withholding” provisions of the Code, unless certain certifications are provided.

If any withholding is required with respect to you, the amount of any dividends, net of the applicable withholding tax, will be credited to your Plan account for investment in additional shares of our common stock.

The foregoing discussion is a summary of the material tax consequences that may be relevant to you as a participant in the Plan but does not reflect every possible outcome that could result from participation in the Plan. You are urged to consult your own tax advisor regarding the tax consequences applicable to your particular situation before participating in the Plan or disposing of shares purchased under the Plan.

OTHER INFORMATION

26. Q.	What happens to shares credited to my Plan account if Viatris distributes common stock as a stock dividend or in connection with a stock split?

A.

Any shares of our common stock distributed by Viatris as a stock dividend or in connection with a stock split on shares credited to your Plan account will be credited to your Plan account. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or similar corporate action.

27. Q.	If Viatris conducts a rights offering, how will the rights on Plan shares be handled?

A.	Rights on any shares, both whole and fractional, credited to your Plan account or in book-entry form will be mailed directly to you in the same manner as to stockholders not participating in the Plan.

28. Q.	How will shares I hold in the Plan be voted at meetings of stockholders?

A.	You will receive or have electronic access to our proxy materials, including a proxy card, which will enable you to vote shares credited to your Plan account.

29. Q.	Can shares credited to my Plan account be pledged?

A.	No. Shares credited to your Plan account may not be pledged. If you wish to pledge such shares you must withdraw such shares from your Plan account.

30. Q.	Who bears the risk of investment decisions?

A.

The risk of investment decisions, including market price fluctuations affecting the value of Plan shares, should be evaluated by each participant and is a risk that is borne solely by each participant. None of Viatris, AST or any of their respective affiliates will provide any advice, make any recommendations or offer any opinion with respect to whether or not you should purchase or sell shares under or otherwise participate in the Plan. You must make independent investment decisions based on your own judgment and research. You should carefully read and evaluate the risk factors included in this prospectus and in our reports and other information that we file with the SEC and incorporate by reference into this prospectus. See “Risk Factors.” By participating in the Plan, you accept the risks as well as the benefits of the Plan, including the risk of loss on your investment. We cannot assure you of a profit or protect you against a loss on any shares you hold, purchase or sell under the Plan. Additionally, the price of our common stock may fluctuate between the time a purchase or sale request is received and the time the purchase or sale is completed. None of Viatris, AST or any of their respective affiliates will be liable for any claim arising out of failure to purchase or sell shares under the Plan on a certain date or at a specific price.

Additionally, none of Viatris, AST, the Independent Agent or any of their respective affiliates will be liable for any act done in good faith or for any omission in good faith to act, including, without limitation, any claim of liability with respect to, in respect of or arising out of (a) receipt or non-receipt of any payment, form or other writing purported to have been sent to Viatris or AST; (b) actions taken as a result of inaccurate and incomplete information or instructions provided by Plan participants; (c) any decision to amend, suspend, terminate or replace the Plan in accordance with the terms hereof; (d) the involuntary termination of a participant’s participation in the Plan under the circumstances described herein; (e) the prices at which shares are purchased under the Plan for a participant’s account and the times such purchases are made; (f) income taxes or other liabilities payable by any participant or beneficial owner in connection with their participation in the Plan; (g) failure to terminate your enrollment upon your death or judgment of incompetence prior to AST’s receipt of notice in writing of such death or judgment of incompetence; or (h) any fluctuation in the market value of our common stock. We and AST will not be liable for any claim made more than 30 days after any instruction to purchase or sell shares was given. Since we have delegated all responsibility for administering the Plan to AST, we specifically disclaim any responsibility for any actions or inactions by AST or the Independent Agent in connection with the administration of the Plan. However, we, AST and the Independent Agent will not be relieved from any liability imposed under any federal, state or other applicable securities law that cannot be waived.

Neither we nor AST shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan. We and AST will be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

31. Q.	What happens if my account balance falls below one full share?

A.	AST may, at our request, close any account if the share balance falls below one full share. You will receive a check for the sale of the fractional share.

32. Q.	Can my participation in the Plan be terminated?

A.

Yes. After mailing written notice to you, your participation in the Plan may be terminated for any reason, including if your ownership interest is less than one full share. See Question 31. If you are a registered stockholder and your participation has been terminated, any whole shares of our common stock credited to your account will be converted into direct registration and you will receive a check for any uninvested cash dividend or cash investment credited to your account and the cash value of any fraction of a share of our common stock credited to your account. The cash value for such fraction of a share sold will be the weighted average price of the aggregated fractions of shares sold by the Independent Agent or designated broker.

33. Q.	May the Plan be modified, suspended or terminated?

A.

We reserve the right, for any reason, to modify, suspend or terminate any provision of the Plan, or the Plan as a whole, at any time. All participants will receive notice of any such modification, suspension or termination. Typically, notice will be provided prior to the effectiveness of the applicable modification, suspension or termination. However, notices of suspension or termination caused by the inability to purchase or inadvisability of purchasing shares may be given retrospectively. If the Plan is suspended, we may, for any reason, reinstate the Plan at any time. Notice will be given to participants of the reinstatement, and such notice may be given retrospectively.

If you are a registered stockholder, upon any termination of the Plan by us, any whole shares of our common stock credited to your account will be converted into direct registration and you will receive a check for any uninvested cash dividend or cash investment credited to your account and the cash value of any fraction of a share of our common stock credited to your account. The cash value for such fraction of a share sold will be the weighted average price of the aggregated fractions of shares sold by the Independent Agent or designated broker.

If you have questions concerning the Plan, please call AST at (877) 536-1556 (toll-free) or (212) 434-0036 (toll).

USE OF PROCEEDS

We will receive proceeds from the sale of our common stock pursuant to the Plan only to the extent that those sales are of newly issued or treasury shares of our common stock purchased by AST from us, excluding any applicable fees. We will not receive any proceeds from open market purchases or purchases in privately negotiated transactions. As of the date of this prospectus, we intend that shares of our common stock purchased for participants under the Plan will be newly issued or, if available, treasury shares purchased by AST from us. The proceeds from the sale of any newly issued or treasury shares of our common stock pursuant to the Plan will be used for general corporate purposes. As of the date of this prospectus, we are unable to estimate the amount of proceeds.

DESCRIPTION OF CAPITAL STOCK

The following description sets forth certain general terms of our common stock and our authorized but unissued preferred stock. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation effective as of November 13, 2020 (the “Viatris Charter”), as amended, our Amended and Restated Bylaws, effective as of November 16, 2020 (the “Viatris Bylaws”), and the Delaware General Corporation Law (the “DGCL”) and, for any series of preferred stock, the certificate of designations relating to such particular series of preferred stock. See “Where You Can Find More Information.” The particular terms of any series of preferred stock offered by any prospectus, prospectus supplement or free writing prospectus and the extent, if any, to which these general provisions may apply to that series of preferred stock will be described in the prospectus, prospectus supplement or free writing prospectus relating to that series of preferred stock. Copies of the Viatris Charter and the Viatris Bylaws have been filed as exhibits to the Registration Statement of which this prospectus is a part. You are urged to read the Viatris Charter and the Viatris Bylaws in their entirety. As used in this section, unless otherwise expressly stated or the context otherwise requires, the terms “Viatris,” “we” and “our” refer to Viatris Inc. and not to any of its subsidiaries.

The Viatris Charter authorizes 3,000,000,000 shares of common stock, par value $0.01 per share, and 300,000,000 shares of preferred stock, par value $0.01 per share.

As of May 2, 2022, there were 1,212,349,533 shares of Viatris common stock outstanding, par value $0.01. All issued shares of Viatris common stock are fully paid and non-assessable.

As of May 2, 2022, there were no shares of Viatris preferred stock outstanding. The Viatris Board may establish the rights and preferences of the preferred stock from time to time as set forth in the Viatris Charter. The Viatris Charter does not authorize any other classes of capital stock.

Common Stock

Holders of Viatris common stock are entitled to one vote per share on all matters to be voted upon by Viatris stockholders. Unless a different vote is required by law or specifically required by the Viatris Charter or the Viatris Bylaws, if a quorum exists at any meeting of stockholders, stockholders shall have approved any matter (other than the election of directors, which is described below) if a majority of votes cast on such matter by stockholders present in person or represented by proxy at the meeting and entitled to vote on such matter are in favor of such matter. Subject to the rights of the holders of any series of Viatris preferred stock to elect directors under specified circumstances, if a quorum exists at any meeting of stockholders, stockholders have approved the election of a director if a majority of the votes cast at any meeting for the election of such director are in favor of such election. Notwithstanding the foregoing, in the event of a “contested election” of directors, directors will be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. A “contested election” means any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the secretary of Viatris.

Subject to the rights of any holders of Viatris preferred stock, the holders of Viatris common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the Viatris Board out of funds legally available for the payment of dividends. If Viatris liquidates, dissolves or winds up, after all liabilities and, if applicable, the holders of each series of preferred stock have been paid in full, the holders of Viatris common stock will be entitled to share ratably in all remaining assets. Viatris common stock does not have preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions are applicable to Viatris common stock. The rights, preferences and privileges of the holders of Viatris common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Viatris may designate and issue in the future.

Preferred Stock

The Viatris Board may issue shares of preferred stock in one or more series and, subject to the applicable law of the State of Delaware, the Viatris Board may set the powers, rights, preferences, qualifications, limitations and restrictions of such preferred stock. The Viatris Board has the power to issue Viatris preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of Viatris common stockholders, and the Viatris Board could take such action without stockholder approval. The issuance of Viatris preferred stock could delay or prevent a change in control of Viatris.

The terms of each series of preferred stock will be described in any prospectus supplement or free writing prospectus related to such series of preferred stock and will contain a discussion of material U.S. federal income tax considerations applicable to the preferred stock.

Anti-Takeover Effects of Various Provisions of Delaware Law, the Viatris Charter and the Viatris Bylaws

Provisions of the DGCL, the Viatris Charter and the Viatris Bylaws could make it more difficult to acquire Viatris by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of coercive takeover practices and takeover bids the Viatris Board may consider inadequate and to encourage persons seeking to acquire control of Viatris to first negotiate with Viatris.

Board Classification

Until the 2023 annual meeting of Viatris’ stockholders, the Viatris Board will be divided into three classes (Class I, Class II and Class III), one class of which will be elected each year by Viatris’ stockholders. The first term of office of the Class I directors expired at the 2021 annual meeting, the first term of office of the Class II directors will expire at the 2022 annual meeting and the first term of office of the Class III directors will expire at the 2023 annual meeting. The Viatris Charter provides that the Viatris Board will be fully declassified by the 2023 annual meeting, so that:

•	at the 2021 annual meeting, the Class I directors were elected for a term of office to expire at the 2023 annual meeting;

•	at the 2022 annual meeting, the Class II directors will be elected for a term of office to expire at the 2023 annual meeting; and

•	as of and after the 2023 annual meeting, all directors will be elected for one-year terms and will be up for election at each successive annual meeting.

During the time that the Viatris Board is classified, a third party may be discouraged from making a tender offer or otherwise attempting to obtain control of Viatris because it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.

Preferred Stock

The Viatris Board has the power to issue Viatris preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of Viatris common stockholders, and the Viatris Board could take that action without stockholder approval. The issuance of Viatris preferred stock could delay or prevent a change in control of Viatris.

Board Vacancies to Be Filled by Remaining Directors and Not Stockholders

The Viatris Charter provides that any vacancies, including any newly created directorships, on the Viatris Board will be filled by the affirmative vote of the majority of the remaining directors then in office, even if such directors constitute less than a quorum, or by a sole remaining director.

Removal of Directors by Stockholders

The Viatris Charter and the Viatris Bylaws provide that directors may be removed by stockholders (a) until the Viatris Board is no longer classified, only for cause by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote, and (b) from and after the date the Viatris Board is no longer classified, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote.

Special Meeting

The Viatris Bylaws provide that special meetings of the stockholders may be called by the chair of the Viatris Board, the Viatris Board pursuant to a resolution adopted by a majority of the total number of directors Viatris would have if all vacancies or unfilled directorships were filled or, subject to certain procedural requirements, the chair of the Viatris Board or the secretary of Viatris at the written request of stockholders of record owning at least 25% of the voting power entitled to vote on the matter or matters entitled to vote at the meeting.

The Viatris Bylaws do not permit a special meeting to be held at the request of stockholders if (a) the business to be brought before the special meeting is not a proper subject for stockholder action under applicable law, the Viatris Charter or the Viatris Bylaws, (b) the Viatris Board has called for or calls for an annual meeting to be held within 90 days after the special meeting request is delivered to Viatris and the Viatris Board determines that the business of the special meeting is identical or substantially similar to an item of business of the annual meeting, (c) the business conducted at the most recent annual meeting or any special meeting held within one year included such similar business or (d) the request is delivered between 61 and 365 days after the earliest date of signature on a different request for a special meeting on the same business.

Stockholder Action

The Viatris Bylaws and the Viatris Charter do not permit stockholder action by written consent unless such written consent is granted by holders of 100% of the voting power of the outstanding shares of capital stock entitled to vote.

Advance Notice of Director Nominations and Stockholder Proposals

The Viatris Bylaws contain advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before the annual meeting of stockholders. As specified in the Viatris Bylaws, director nominations and the proposal of business to be considered by stockholders may be made only pursuant to a notice of meeting, at the direction of the Viatris Board or by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in the Viatris Bylaws.

To be timely, a nomination of a director by a stockholder or notice for business to be brought before an annual meeting by a stockholder must be delivered to Viatris’ secretary at Viatris’ principal executive offices not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, for notice by the stockholder to be timely, it must be delivered not earlier than the 120th day before such annual meeting and not later than the close of business on the later of (a) the 90th day before such annual meeting or (b) if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by Viatris.

If a special meeting of stockholders is called for the purpose of electing one or more directors, any stockholder entitled to vote may nominate a person or persons as specified in the Viatris Bylaws, but only if the stockholder notice is delivered to Viatris’ secretary at Viatris’ principal executive offices not earlier than the 120th day before such special meeting and not later than the close of business on the later of (a) the 90th day before such special meeting or (b) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Viatris Board to be elected at such meeting.

Amendments to the Viatris Charter and the Viatris Bylaws

Under the DGCL, the Viatris Charter may not be amended by stockholder action alone. Amendments to the Viatris Charter require a board resolution approved by the majority of the outstanding capital stock entitled to vote. The Viatris Bylaws may be amended by stockholders upon the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote. Subject to the right of stockholders as described in the immediately preceding sentence, the Viatris Bylaws may also be adopted, amended or repealed by the Viatris Board.

Delaware Anti-Takeover Statute

Viatris is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

the board of directors approved the acquisition of stock pursuant to which the person became an interested stockholder or the transaction that resulted in the person becoming an interested stockholder before the time that the person became an interested stockholder;

•

upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans; or

•	the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of Viatris.

No Cumulative Voting

The Viatris Charter prohibits cumulative voting in the election of directors.

Exclusive Forum

Under the Viatris Charter, certain claims can only be brought before the Court of Chancery of the State of Delaware, unless Viatris consents to a different forum. This exclusive forum provision applies to any derivative action brought on behalf of Viatris, any action asserting a claim for breach of fiduciary duty by any director, officer or employee of Viatris, any action brought pursuant to the DGCL or any of Viatris’ organizational documents, actions brought under the internal affairs doctrine, or actions as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware. Under the Viatris Charter, to the fullest extent permitted by law, this exclusive forum provision will apply to state and federal law claims, including claims under the federal securities laws, including the Securities Act and the Exchange Act, although Viatris stockholders will not be deemed to have waived Viatris’ compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ charters and bylaws has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws or otherwise, a court could find the exclusive forum provision contained in the amended and restated by-laws to be inapplicable or unenforceable.

Limitations on Liability and Indemnification of Officers and Directors

The Viatris Charter and the Viatris Bylaws include provisions that require Viatris to indemnify, to the fullest extent allowable under the laws of the State of Delaware, directors or officers against monetary damages for actions taken as a director or officer of Viatris, or for serving at Viatris’ request in any capacity at another corporation or enterprise, as the case may be. The Viatris Charter and the Viatris Bylaws also provide that Viatris must indemnify and advance reasonable expenses to Viatris directors and officers, subject to Viatris’ receipt of an undertaking from the indemnified party to repay all amounts advanced if it is determined ultimately that the indemnified party is not entitled to be indemnified. We also have entered into indemnification agreements with each of our directors and certain of our officers that provide them with substantially similar indemnification rights to those provided under the Viatris Charter and the Viatris Bylaws. The Viatris Charter and the Viatris Bylaws also expressly authorize Viatris to carry directors’ and officers’ insurance to protect Viatris and its directors and officers for some liabilities. Viatris currently maintains such an insurance policy. The description of indemnity herein is merely a summary of the provisions in the Viatris Charter, the Viatris Bylaws and other indemnification agreements, and such description shall not limit or alter the provisions in the Viatris Charter, the Viatris Bylaws or other indemnification agreements.

The limitation of liability and indemnification provisions in the Viatris Charter and the Viatris Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Viatris and Viatris’ stockholders. However, these provisions do not limit or eliminate Viatris’ rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission if a director breaches their fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Viatris pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

AST is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on NASDAQ under the symbol “VTRS”.

PLAN OF DISTRIBUTION

Our common stock is listed on NASDAQ under the symbol “VTRS”.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. The difference between the price paid to us for shares acquired under the Plan, after deduction of the applicable discount, if any, from the purchase price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such persons in connection with such transactions. We will not extend to any such person any rights or privileges other than those to which such person would be entitled as a participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.

The maximum amount of cash investments under the Plan is $200,000 per calendar year, per participant.

Reinvested cash dividends on shares of our common stock and cash investments will be used to purchase shares of our common stock, which, at our option, will be (1) newly issued or treasury shares purchased by AST from us or (2) purchased on behalf of Plan participants in the open market or in privately negotiated transactions by AST through the Independent Agent. The determination of the source of shares of our common stock to be used for purchases under the Plan will be made at our discretion. We may change the source of the shares of our common stock to be used for purchases under the Plan at any time without notice to you. We will not change more than once in any three-month period the source of the shares under the Plan.

Participants will not incur any service fees or brokerage commissions for purchases of shares of our common stock in connection with reinvested cash dividends or optional cash investments under the Plan. All such service fees and brokerage commissions will be paid by us on participants’ behalf. Participants that participate in the Plan through their broker, bank or other nominee may be charged a fee by such broker, bank or other nominee for purchasing shares under the Plan on behalf of such participants.

When shares to be purchased are satisfied by newly issued or treasury shares purchased by AST from us, the price will be the average of the high and low prices of shares of our common stock as reported on NASDAQ for the investment date (or the next preceding day on which our common stock is traded on NASDAQ, if it is not traded on the investment date). NASDAQ pricing information will be obtained from Bloomberg or, if Bloomberg is no longer providing this information, from another appropriate source. We may, at our discretion, offer a discount when shares to be purchased are satisfied by newly issued or treasury shares purchased by AST from us. As of the date of this prospectus, there is no discount applicable to purchases of shares of our common stock under the Plan.

When shares are purchased in the open market or in privately negotiated transactions, the purchase price per share will be the weighted average price of the aggregated shares purchased by AST during the applicable purchase period.

For open market purchases, if shares cannot be purchased with respect to an investment date due to the inability to purchase shares during the applicable purchase period, or if any purchase is deemed to be otherwise inadvisable by us, AST and/or the Independent Agent, AST will pay or return, as the case may be, without interest, the cash dividends and cash investments that otherwise would have been invested by issuing checks to the affected participants.

Participants’ requests to sell Plan shares will be aggregated and sold as often as daily, but at least weekly, depending on the volume. The price of the shares sold will be the weighted average price of the aggregated shares sold by the Independent Agent or designated broker, less, as of the date of this prospectus, a $15.00 sales fee per transaction and a $0.10 per share brokerage commission, each payable to AST by the applicable Plan participant. A check for the proceeds from the sale of the shares, less the sales fee, the brokerage commission, any other applicable fees described in this prospectus and any applicable taxes, generally will be mailed to the participant three business days after the shares are sold.

As described above, as of the date of this prospectus, there is a $15.00 sales fee per transaction and a $0.10 per share brokerage commission for sales under the Plan, each payable to AST by the applicable Plan participant. These fees cover any applicable brokerage commissions and administrative costs of the Plan. There is currently no maximum amount set for these fees. Plan participants will receive advance written notice if there is a need to charge a higher sales fee or a higher brokerage commission for shares sold under the Plan.

Shares of our common stock may not be available under the Plan in all jurisdictions. We are not making an offer to sell or soliciting an offer to buy shares of our common stock in any jurisdiction where the offer or sale is not permitted.

LEGAL MATTERS

Certain legal matters regarding the shares of our common stock offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedules incorporated by reference into this prospectus from Viatris Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021 and the effectiveness of Viatris Inc.’s internal control over financial reporting as of December 31, 2021 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

VIATRIS INC.

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

60,000,000 Shares of Common Stock

PROSPECTUS

Dated May 6, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses payable by us in connection with the issuance and distribution of the securities being registered under this registration statement.

Amount to be Paid
SEC registration fee	$57,232.98
Legal fees and expenses	200,000.00
Accounting fees and expenses	15,000.00
Plan administrator fees(1)	3,500.00
Printing and mailing costs	200,000.00
Total	$475,732.98

(1)	One time fee paid at the time the Dividend Reinvestment and Share Purchase Plan (the “Plan”) was initially adopted.

Item 15. Indemnification of Directors and Officers

Viatris Inc. is a Delaware corporation.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, against expenses (including, but not limited to, attorneys’ fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) actually and reasonably incurred in connection with any such action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of the fact that such person served or is serving in these capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe such person’s conduct was unlawful. In the case of an action, suit or proceeding made or brought by or in the right of the corporation to procure a judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, except for such expenses as the court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such action, suit or proceeding or with respect to any such claim, issue or matter therein, shall be indemnified against all expenses actually and reasonably incurred in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Viatris Inc.’s Amended and Restated Certificate of Incorporation (the “Viatris Charter”) and Amended and Restated Bylaws (the “Viatris Bylaws”) include provisions that require Viatris Inc. to indemnify, to the fullest extent allowable under the laws of the State of Delaware, directors or officers against monetary damages for actions taken as a director or officer of Viatris Inc., or for serving at Viatris Inc.’s request in any capacity at another corporation or enterprise, as the case may be. The Viatris Charter and the Viatris Bylaws also provide that Viatris Inc. must indemnify and advance reasonable expenses to its directors and officers, subject to Viatris Inc.’s receipt of an undertaking from the indemnified party to repay all amounts advanced if it is determined ultimately that the indemnified party is not entitled to be indemnified. Viatris Inc. is also expressly authorized to carry directors’ and officers’ insurance to protect Viatris Inc. and its directors and officers for some liabilities. In addition, as permitted by Delaware law, the Viatris Charter provides that no director shall be liable to Viatris Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director.

In connection with the transactions contemplated by the Business Combination Agreement, dated as of July 29, 2019, as amended from time to time, among Viatris Inc., Mylan N.V., Pfizer Inc. and certain of their affiliates, on November 20, 2020, Viatris Inc. approved indemnification agreements with each of the directors and executive officers of Viatris Inc. The indemnification agreements provide indemnification, to the fullest extent permitted by applicable law, to each such director or officer who was, is or becomes or is threatened to be made, in their capacity as a director or officer of Viatris Inc. or any of its subsidiaries or any capacity of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of Viatris Inc., a party to any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, inquiry, administrative hearing, appeal or any other proceeding (including, without limitation, stockholder claims, actions, demands, suits, proceedings, investigations and arbitrations), whether civil, criminal, administrative, arbitrative, investigative or otherwise, whether formal or informal.

Item 16. Exhibits

The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-3.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Upjohn Inc., effective as of November 13, 2020, filed as Exhibit 3.1 to the Report on Form 8-K filed by Viatris Inc. with the SEC on November 19, 2020, and incorporated herein by reference.

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Upjohn Inc., effective as of November 16, 2020, filed as Exhibit 3.3 to the Report on Form 8-K filed by Viatris Inc. with the SEC on November 19, 2020, and incorporated herein by reference.

4.3	Amended and Restated Bylaws of Viatris Inc., effective as of November 16, 2020, filed as Exhibit 3.2 to the Report on Form 10-K filed by Viatris Inc. with the SEC on March 1, 2021, and incorporated herein by reference.

5.1*	Opinion of Cravath, Swaine & Moore LLP.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Cravath, Swaine & Moore LLP (included as part of Exhibit 5.1).

24.1*	Powers of Attorney (included in signature pages).

107.1*	Filing Fee Table.

*	Filed herewith.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on May 6, 2022.

VIATRIS INC.

By:	/s/ Sanjeev Narula
	Name:	Sanjeev Narula
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Viatris Inc., a Delaware corporation, hereby constitutes and appoints each of Sanjeev Narula and Paul B. Campbell as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in their name and on their behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or their substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Coury Robert J. Coury	Executive Chairman and Director	May 6, 2022

/s/ Michael Goettler Michael Goettler	Chief Executive Officer and Director (Principal Executive Officer)	May 6, 2022

/s/ Sanjeev Narula Sanjeev Narula	Chief Financial Officer (Principal Financial Officer)	May 6, 2022

/s/ Paul B. Campbell Paul B. Campbell	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	May 6, 2022

/s/ W. Don Cornwell W. Don Cornwell	Director	May 6, 2022

/s/ JoEllen Lyons Dillon JoEllen Lyons Dillon	Director	May 6, 2022

/s/ Neil Dimick Neil Dimick	Director	May 6, 2022

Signature	Title	Date

/s/ Melina Higgins Melina Higgins	Director	May 6, 2022

/s/ James M. Kilts James M. Kilts	Director	May 6, 2022

/s/ Harry A. Korman Harry A. Korman	Director	May 6, 2022

/s/ Rajiv Malik Rajiv Malik	President and Director	May 6, 2022

/s/ Richard A. Mark Richard A. Mark	Director	May 6, 2022

/s/ Mark W. Parrish Mark W. Parrish	Director	May 6, 2022

/s/ Ian Read Ian Read	Director	May 6, 2022

/s/ Pauline van der Meer Mohr Pauline van der Meer Mohr	Director	May 6, 2022